SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  FORM 8-K


                               CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


             Date of Report (Date of earliest event reported):
                              August 17, 1998


                         FINGERHUT COMPANIES, INC.
           (Exact name of registrant as specified in its charter)



          MINNESOTA               1-8668            41-1396490
(State or other jurisdiction    (Commission      (I.R.S. Employer
      of incorporation)         File Number)     Identification No.)


                4400 Baker Road, Minnetonka, Minnesota 55343
            (Address of principal executive offices) (zip code)


                               (612) 932-3100
            (Registrant's telephone number, including area code)


                               Not Applicable
       (Former name or former address, if changed since last report)


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Item 5.  Other Matters.

          On August 17, 1998, Fingerhut Companies, Inc., a Minnesota corporation ("FCI"), announced that the Internal Revenue Service (the "IRS") advised FCI of its informal approval (the "Oral Ruling") of FCI's previously-filed request (the "Ruling Request") to spin off FCI's approximate 83% interest in Metris Companies Inc., a Delaware corporation ("Metris"). On August 18, 1998, FCI received written confirmation (the "Written Ruling") from the IRS of the Oral Ruling. Under the terms set forth in the Ruling Request: (i) FCI's indirectly wholly owned subsidiary, FFS Holdings ("Holdings"), would be liquidated into its parent, Fingerhut Corporation, a Minnesota corporation ("FC"); (ii) FC then would spin off the stock of its approximately 83%-owned indirect subsidiary, Metris, to FC's parent, FCI (the "First Distribution") and (iii) FCI then would effect a distribution of all of the shares of common stock, par value $.01 per share, of Metris (the "Metris Shares") owned by FCI on a pro rata basis to all of the holders of common stock, par value $.01 per share, of FCI (the "FCI Common") on the applicable record date (the "Second Distribution"; and, together with the First Distribution, the "Distributions"). Currently, FC is a direct wholly-owned subsidiary of FCI; Holdings is a direct, wholly-owned subsidiary of FC; and Metris is a direct, approximately 83%-owned subsidiary of Holdings. The Written Ruling provides, among other things, that (i) the First Distribution will not be a taxable event to either of FC or FCI and (ii) the Second Distribution will not be a taxable event to either of FCI or the holders of FCI Common.

          The Distributions, and each of the other transactions related thereto, were approved by the Board of Directors of FCI (the "Board") on August 10, 1998, subject to the conditions set forth in the next paragraph. The Board has set September 11, 1998 as the record date of the Second Distribution and September 25, 1998 as the date on which the Second Distribution will be effected. In addition, the Board has amended the Fingerhut Companies, Inc. 1995 Long-Term Incentive and Stock Option Plan, the Fingerhut Companies, Inc. Stock Option Plan, the 1992 Long-Term Incentive and Stock Option Plan and the Fingerhut Companies, Inc. Performance Enhancement Investment Plan (collectively, the "Plans") to, among other things, permit the acceleration of unvested options granted under the Plans and adjust the exercise price of options granted or purchased under the Plans to compensate optionholders for the change in the market price of FCI Common resulting from the Second Distribution.

          The Distributions are subject to the following conditions:
(i) all necessary third party consents, (ii) all necessary consents of governmental or regulatory bodies and (iii) the shares of Metris Common Stock to be issued or initially reserved for issuance having been approved for inclusion in the Nasdaq National Market System, subject to official notice of issuance.

          Metris and its subsidiaries (collectively, the "Metris Group") are engaged in several lines of business. Metris Direct, Inc., a Minnesota corporation and a wholly owned subsidiary of Metris ("Direct"), provides merchandise service contracts that extend a manufacturer's warranty on labor and parts. These contracts are presently provided to customers of FC. The contracts are also offered to credit card customers of Direct Merchants Credit Card Bank, National Association ("DMCCB"), which is a wholly-owned subsidiary of Direct engaged in the Credit Card Business described below. Direct is also seeking to market extended service plans through retailers other than FC. DMCCB is a special purpose credit card bank primarily engaged in issuing MasterCard and Visa credit cards (the "Credit Card Business"). DMCCB issues DMCCB branded credit cards to the public as well as DMCCB "co-branded" credit cards to customers of FC and others. In addition, credit card receivables of the Credit Card Business are securitized through two subsidiaries of Direct: (i) Metris Receivables, Inc., a Delaware corporation formerly known as Fingerhut Financial Services Receivables Inc., and (ii) Metris Funding Co., a Delaware corporation. The Metris Group also sells a variety of fee-based products and services to its credit card customers, to customers of certain other subsidiaries of FCI and to credit card customers of unrelated third parties. These products include (i) debt waiver protection in the event of unemployment, disability or death, (ii) card registration, (iii) third-party insurance and
(iv) third-party membership clubs.

          Following consummation of the Second Distribution, FCI will continue to own and operate the businesses of its various subsidiaries (other than such subsidiaries which are part of the Metris Group), which are primarily engaged in the direct mail marketing business.

          Further information regarding the Distributions can be found in the press release relating to these developments, a copy of which is attached hereto as Exhibit 99.1.


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Item 7.  Exhibits.

          (c) Exhibits:

               99.1 Press Release of Fingerhut Companies, Inc., dated
                    August 17, 1998, announcing the IRS and Board approval of the Distributions.